The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the notes and we are not soliciting an offer to buy the notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 8, 2019

May 2019 Registration Statement No. 333-212571 Pricing Supplement dated May , 2019 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Unlike conventional debt securities, the notes will pay no interest. Instead, the amount you receive at maturity will depend on (i) whether a barrier event has occurred and (ii) if a barrier event does not occur, the percent change in the underlier from the initial underlier value to the final underlier value (the “underlier return”). A “barrier event” will occur if the closing level of the underlier is less than 75% of the initial level (the “lower barrier”) on any scheduled trading day from but excluding the pricing date to and including the valuation date (the “monitoring period”). If a barrier event does not occur during the monitoring period and the underlier return is negative, investors will receive at maturity an amount in cash per note equal to the stated principal amount plus a return equal to the greater of (i) the “base return” of at least 0.65%  and (ii) the absolute value of the underlier return (the “absolute underlier return”). In this scenario, the return on the notes will be at least 0.65% but will not be greater than 25% due to the effect of the lower barrier. If a barrier event occurs during the monitoring period or the underlier return is zero or positive, investors will receive at maturity only an amount in cash per note equal to the stated principal amount plus the base return, regardless of the underlier return. In these scenarios, the return on the notes will be limited to the base return of at least 0.65%. The notes are for investors who seek full return of principal and a limited inverse (i.e., bearish) equity index-based return, and who, in exchange for the repayment of principal and the potential to receive a return that is greater than the base return, are willing to forgo current income and are willing to receive only the stated principal amount plus a return equal to the limited base return in the event that (i) a barrier event occurs during the monitoring period or (ii) the underlier does not decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return. The notes are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Initial issue price:	$10 per note (see “Commissions and initial issue price” below)
Pricing date†:	May 8, 2019
Original issue date†:	May 13, 2019
Valuation date†:	November 9, 2020
Maturity date†:	November 13, 2020
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per note determined as follows:

• If a barrier event has not occurred during the monitoring period:

• If the underlier return is zero or positive:

$10 + ($10 × base return)

• If the underlier return is negative:

$10 + [$10 × the greater of (a) base return and (b) absolute underlier return]

• If a barrier event has occurred during the monitoring period, irrespective of the underlier return:

$10 + ($10 × base return)

The return on the notes at maturity will equal the base return unless (a) a barrier event has not occurred during the monitoring period and (b) the underlier has declined from the initial underlier value to the final underlier value by a percentage that exceeds the base return. If a barrier event has not occurred and the underlier return is negative, the return on the notes will not be greater than 25% due to the effect of the lower barrier. Accordingly, the maximum payment at maturity is $12.50 per note (125.00% of the stated principal amount).

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Base return:	At least 0.65% (corresponding to a minimum payment at maturity of at least $10.065 per note). The actual base return will be determined on the pricing date.
Absolute underlier return:	The absolute value of the underlier return. For example, a -5% underlier return will result in a +5% absolute underlier return.
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Barrier event:	A barrier event will occur if the closing level of the underlier is less than the lower barrier on any scheduled trading day during the monitoring period. For purposes of determining whether a barrier event has occurred during the monitoring period, any scheduled trading day on which a market disruption event has occurred will be disregarded.
Monitoring period:	The period from but excluding the pricing date to and including the valuation date
Lower barrier:	, which is equal to 75% of its initial underlier value (rounded to three decimal places)
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per note	$10	$10	$0.125 (2) $0.05(3)	$9.825
Total	$	$	$	$
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is expected to be between $9.500 and $9.743 per note. The estimated value is expected to be less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each note they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the notes and hold such notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the notes may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Terms continued from previous page:
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level*:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06747B803 / US06747B8037
Listing:	The notes will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of the underlier. In addition, the calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain changes in or modifications to the underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the notes remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

May 2019	Page 2

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Additional Terms of the Notes

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the notes are a part. This document, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated March 30, 2018:

http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

May 2019	Page 3

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is expected to be less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

You may revoke your offer to purchase the notes at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their pricing date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

May 2019	Page 4

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

May 2019	Page 5

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Investment Summary

Knock-Out Absolute Return Market-Linked Notes

The Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020 (the “notes”) provide investors:

▪	Inverse exposure to a limited range of depreciation in the level of the underlier

▪	The repayment of principal at maturity, plus a minimum return equal to the base return

Investors bear the risk of receiving a return limited to the base return if a barrier event occurs during the monitoring period or if the underlier does not decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return.

If a barrier event does not occur during the monitoring period and the underlier return is negative, investors will receive at maturity an amount in cash per note equal to the stated principal amount plus a return equal to the greater of (i) the base return of at least 0.65% and (ii) the absolute underlier return. In this scenario, the return on the notes will be at least 0.65% but will not be greater than 25% due to the effect of the lower barrier. If a barrier event occurs during the monitoring period or the underlier return is zero or positive, investors will receive at maturity only an amount in cash per note equal to the stated principal amount plus the base return, regardless of the underlier return. In these scenarios, the return on the notes will be limited to the base return of at least 0.65%.

Maturity:	Approximately 18 months
Lower barrier:	75.00% of the initial underlier value
Base return:	At least 0.65%. The actual base return will be determined on the pricing date.
Minimum payment at maturity:	At least $10.065 per note, payable if a barrier event occurs during the monitoring period or if the underlier does not decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return
Maximum payment at maturity:	$12.50 per note (due to the effect of the lower barrier), payable only if a barrier event does not occur during the monitoring period and the underlier return is exactly -25.00%
Interest:	None

May 2019	Page 6

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Key Investment Rationale

The notes are for investors who seek full return of principal and a limited inverse (i.e., bearish) equity index-based return, and who, in exchange for the repayment of principal and the potential to receive a return that is greater than the base return, are willing to forgo current income and are willing to receive only the limited base return in the event that (i) a barrier event occurs during the monitoring period or (ii) the underlier does not decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return.

Repayment of Principal	The notes offer investors a return equal to the base return of at least 0.65%, with the possibility to receive inverse exposure to the first 25% decline of the underlier (if a barrier event does not occur during the monitoring period), while providing for the repayment of the stated principal amount at maturity.
Barrier Event Scenario	A barrier event will occur if the closing level of the underlier is less than the lower barrier on any scheduled trading day during the monitoring period. If a barrier event occurs during the monitoring period, at maturity, each note redeems for the stated principal amount of $10 plus a return equal to the base return of at least 0.65%, meaning that the return on the notes is limited to at least 0.65%, regardless of the underlier return.
No Barrier Event Occurs and the Underlier Return is Zero or Positive	If a barrier event does not occur during the monitoring period and the underlying return is zero or positive, at maturity, each note redeems for the stated principal amount of $10 plus a return equal to the base return of at least 0.65%, meaning that the return on the notes is limited to at least 0.65%, regardless of the underlier return.
No Barrier Event Occurs and the Underlier Return is Negative	If a barrier event does not occur during the monitoring period and the underlier return is negative, at maturity, each note redeems for the stated principal amount of $10 plus a return equal to the greater of (a) the base return of at least 0.65% and (b) the absolute underlier return. Due to the effect of the lower barrier, under no circumstances will the return on the notes exceed 25%.

May 2019	Page 7

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

Selected Purchase Considerations

The notes are not suitable for all investors. The notes may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the closing level of the underlier will not be less than the lower barrier on any scheduled trading day during the monitoring period and that the underlier will decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return, and you are willing and able to accept the risk that you may receive a return at maturity equal to only the base return.

▪	You understand and accept that any potential return on the notes is limited by the lower barrier. Due to the effect of the lower barrier, under no circumstances will the return on the notes exceed 25%.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the closing level of the underlier will be less than the lower barrier on at least one scheduled trading day during the monitoring period or that the underlier will not decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return, or you are unwilling or unable to accept the risk that you may receive a return at maturity equal to only the base return.

▪	You are unwilling to accept that any potential return on the notes is limited by the lower barrier, or you seek an investment with uncapped positive exposure to any negative performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the notes for investment.

May 2019	Page 8

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$10 per note
Lower barrier:	75% of the initial underlier value
Hypothetical base return:	0.65%. The actual base return will be determined on the pricing date.
Hypothetical minimum payment at maturity:	$10.065 per note (100.65% of the stated principal amount)
Maximum payment at maturity:	$12.50 per note (125.00% of the stated principal amount), payable only if a barrier event does not occur during the monitoring period and the underlier return is exactly -25.00%

Payoff Diagram

Scenario Analysis

▪	Barrier Event Scenario. If a barrier event occurs during the monitoring period, the payment at maturity per note will be the stated principal amount of $10 plus a return equal to the hypothetical base return of 0.65%, meaning that the return on the notes is limited to 0.65%, regardless of the underlier return.

▪	No Barrier Event Occurs and the Underlier Return is Zero or Positive. If a barrier event does not occur during the monitoring period and the underlying return is zero or positive, the payment at maturity per note will be the stated principal amount of $10 plus a return equal to the hypothetical base return of 0.65%, meaning that the return on the notes is limited to 0.65%, regardless of the underlier return.

▪	No Barrier Event Occurs and the Underlier Return is Negative. If a barrier event does not occur during the monitoring period and the underlier return is negative, the payment at maturity per note will be the stated principal amount of $10 plus a return equal to the greater of (i) the hypothetical base return of 0.65% and the absolute underlier return.

▪	If the underlier return is -0.50%, investors will receive a 0.65% return, or $10.065 per note.

▪	If the underlier return is -2.00%, investors will receive a 2.00% return, or $10.20 per note.

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Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

▪	If the underlier return is -15.00%, investors will receive a 15.00% return, or $11.50 per note. Due to the effect of the lower barrier, under no circumstances will the return on the notes exceed 25%.

May 2019	Page 10

Knock-Out Absolute Return Market-Linked Notes (With Daily Barrier Observation) Based on the Value of the S&P 500® Index due November 13, 2020

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the notes. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00, a hypothetical lower barrier of 75.00 and a hypothetical base return of 0.65%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “S&P 500® Index Overview” below for recent actual values of the underlier. The actual initial underlier value, lower barrier and base return will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the notes.

		A barrier event OCCURS during the monitoring period		A barrier event DOES NOT OCCUR during the monitoring period
Final Underlier Value	Underlier Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
180.00	80.00%	$10.065	0.65%	$10.065	0.65%
170.00	70.00%	$10.065	0.65%	$10.065	0.65%
160.00	60.00%	$10.065	0.65%	$10.065	0.65%
150.00	50.00%	$10.065	0.65%	$10.065	0.65%
140.00	40.00%	$10.065	0.65%	$10.065	0.65%
130.00	30.00%	$10.065	0.65%	$10.065	0.65%
120.00	20.00%	$10.065	0.65%	$10.065	0.65%
110.00	10.00%	$10.065	0.65%	$10.065	0.65%
105.00	5.00%	$10.065	0.65%	$10.065	0.65%
100.00	0.00%	$10.065	0.65%	$10.065	0.65%
99.50	-0.50%	$10.065	0.65%	$10.065	0.65%
99.35	-0.65%	$10.065	0.65%	$10.065	0.65%
95.00	-5.00%	$10.065	0.65%	$10.500	5.00%
90.00	-10.00%	$10.065	0.65%	$11.000	10.00%
80.00	-20.00%	$10.065	0.65%	$12.000	20.00%
75.00	-25.00%	$10.065	0.65%	$12.500	25.00%
74.99	-25.01%	$10.065	0.65%	N/A	N/A
70.00	-30.00%	$10.065	0.65%	N/A	N/A
60.00	-40.00%	$10.065	0.65%	N/A	N/A
50.00	-50.00%	$10.065	0.65%	N/A	N/A
40.00	-60.00%	$10.065	0.65%	N/A	N/A
30.00	-70.00%	$10.065	0.65%	N/A	N/A
20.00	-80.00%	$10.065	0.65%	N/A	N/A
10.00	-90.00%	$10.065	0.65%	N/A	N/A
0.00	-100.00%	$10.065	0.65%	N/A	N/A

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: A barrier event occurs during the monitoring period.

If a barrier event has occurred during the monitoring period, the payment at maturity is calculated as follows, irrespective of the underlier return:

$10 + ($10 × base return) = $10 + ($10 × 0.65%) = $10.065

In this scenario, the return on the notes will be limited to the base return of 0.65%, regardless of the underlier return.

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Example 2: A barrier event does not occur during the monitoring period and the value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 110.00.

Because a barrier event has not occurred during the monitoring period and the underlier return is zero or positive, the payment at maturity is calculated as follows:

$10 + ($10 × base return) = $10 + ($10 × 0.65%) = $10.065

In this scenario, the return on the notes will be limited to the base return of 0.65% regardless of the underlier return.

Example 3: A barrier event does not occur during the monitoring period and the value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 99.50.

Because (i) a barrier event has not occurred during the monitoring period and (ii) the underlier return is negative and is equal to -0.50%, the payment at maturity is calculated as follows:

$10 + [$10 × the greater of (a) base return and (b) absolute underlier return]

= $10 + [$10 × the greater of (a) 0.65% and (b) 0.50%]

= $10 + ($10 × 0.65%) = $10.065

Because the absolute underlier return of 0.50% is less than the base return of 0.65%, the return on the notes will equal the base return of 0.65%.

Example 4: A barrier event does not occur during the monitoring period and the value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 90.00.

Because (i) a barrier event has not occurred during the monitoring period and (ii) the underlier return is negative and is equal to -10.00%, the payment at maturity is calculated as follows:

$10 + [$10 × the greater of (a) base return and (b) absolute underlier return]

= $10 + [$10 × the greater of (a) 0.65% and (b) 10.00%]

= $10 + ($10 × 10.00%) = $11.000

Because the absolute underlier return of 10.00% is greater than the base return of 0.65%, the return on the notes will equal the absolute underlier return of 10.00%. Due to the effect of the lower barrier, under no circumstances will the return on the notes exceed 25%.

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Risk Factors

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. Investing in the notes is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The notes do not pay interest and may not pay more than the stated principal amount plus a return equal to the base return. Your return on the notes will be limited to only the base return if (i) a barrier event occurs during the monitoring period or (ii) the underlier does not decline from the initial underlier value to the final underlier value by a percentage that exceeds the base return. A barrier event will occur if the closing level of the underlier is less than the lower barrier on any scheduled trading day during the monitoring period. The base return will be at least 0.65% (corresponding to a minimum payment at maturity of at least $10.065 per note). The actual base return will be determined on the pricing date. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Your potential return on the notes is limited to the maximum payment at maturity per note. Even if no barrier event occurs during the monitoring period and the underlier return is negative, due to the effect of the lower barrier, under no circumstances will the return on the notes exceed 25%. In addition, the maximum return of 25% would be received only in the unlikely event that a barrier event does not occur during the monitoring period and the underlier return is exactly -25%.

▪	The notes provide inverse exposure to the underlier. Unlike a hypothetical direct investment in the underlier or the equity securities included in the underlier, which would be positively correlated to the return of the underlier or the equity securities included in the underlier, the notes provide inverse exposure to the first 25% decline of the underlier, if a barrier event does not occur during the monitoring period. Even if a barrier event does not occur during the monitoring period, your return on the notes will be greater than the base return only if the underlier declines from the initial underlier value to the final underlier value by a percentage that exceeds the base return.

▪	Credit of issuer. The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Investing in the notes is not equivalent to investing in the underlier. Investing in the notes is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The notes will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the notes in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not

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provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price, if any, at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the notes (as described on the cover page of this document), which may inhibit the development of a secondary market for the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing level of the underlier on the valuation date and the payment at maturity will be based solely on whether a barrier event has occurred during the monitoring period and on the final underlier value as compared to the initial underlier value. Therefore, if the value of the underlier has increased as of the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such increase or after the value of the underlier has subsequently declined. Although the value of the underlier on the maturity date or at other times during the term of your notes may be lower than the closing level of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	Adjustments to the underlier could adversely affect the value of the notes. The publisher of the underlier may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the notes at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the lower barrier. In order to receive a return in excess of the base return, the underlier must close above the lower barrier on each scheduled trading day during the monitoring period and must close below the initial underlier value by a percentage that exceeds the base return on the valuation date. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the notes in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the notes more than any other single factor, other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the notes mature;

o	supply and demand for the notes;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	The estimated value of your notes is expected to be lower than the initial issue price of your notes. The estimated value of your notes on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

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▪	The estimated value of your notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

▪	The estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your notes and may be lower than the estimated value of your notes. The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your notes. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

▪	We and our affiliates, and any dealer participating in the distribution of the notes, may engage in various activities or make determinations that could materially affect your notes in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

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In addition to the activities described above, we will also act as the calculation agent for the notes. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the notes; and calculating the value of the underlier on any date of determination in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes.

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S&P 500® Index Overview

The underlier consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the underlier, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the underlier. Effective March 2017, the minimum unadjusted company market capitalization for potential additions to the underlier was increased to $6.1 billion from $5.3 billion and, effective February 2019, was further increased to $8.2 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the underlier, but securities already included in the underlier have been grandfathered and are not affected by this change.

Information about the underlier as of market close on May 2, 2019:

Bloomberg Ticker Symbol:	SPX	52 Week High:	2,945.83
Current Closing Level:	2,917.52	52 Week Low:	2,351.10
52 Weeks Ago (5/3/2018):	2,629.73

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 2, 2014 through May 2, 2019. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on May 2, 2019 was 2,917.52. We obtained the closing levels of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the notes, including on any scheduled trading day during the monitoring period or on the valuation date. We cannot give you assurance that the performance of the underlier will result in investors receiving a payment at maturity greater than the stated principal amount plus a return equal to the base return.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61

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S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter (through May 2, 2019)	2,945.83	2,867.19	2,917.52

Underlier Historical Performance*— January 2, 2014 to May 2, 2019
* The dotted line indicates a hypothetical lower barrier of 75% of the closing level of the underlier on May 2, 2019. The actual lower barrier will be equal to 75% of the initial underlier value.

Past performance is not indicative of future results.

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Additional Information about the Notes

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

Special rules may apply if all the remaining payments on a note become fixed substantially contemporaneously. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, you would be required to account for the differences between the originally projected payments and the fixed payments in a reasonable manner over the periods to which the differences relate. In addition, you would be required to make adjustments to, among other things, your accrual periods and your basis in the note. The character of any gain or loss on a taxable disposition of your note also could be affected.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-6428. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may

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depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the notes or any amounts payable on your notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each note they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each note, in each case as specified on the cover page of this document.

We expect that delivery of the notes will be made against payment for the notes on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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